EXHIBIT 12.2

             TEXTRON INC. INCLUDING ALL MAJORITY-OWNED SUBSIDIARIES

                COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES

                                  (unaudited)

                           (In millions except ratio)



                                                               Nine Months
                                                                  Ended
                                                             October 1, 1994



Fixed charges:

  Interest expense (1)                                          $   489

  Estimated interest portion of rents                                32



    Total fixed charges                                         $   521






Income:

  Income before income taxes                                    $   539

  Elimination of minority interest  in pretax income  of            (18)
Paul Revere

  Fixed charges                                                     521



    Adjusted income                                             $ 1,042






Ratio of income to fixed charges                                   2.00






(1) Includes interest unrelated to borrowings of $27 million (primarily interest accretion).